FOR IMMEDIATE RELEASE

Investor Relations Contact(s):	Press and Industry Analyst(s):
Robert Strickland	Pamela Valentine
Chief Financial Officer	Director of Marketing Communications
925.245.3413 (voice)	925-245-3421 (voice)
925.245.3510 (fax)	925-960-0427 (fax)
investor.relations@adept.com	pamela.valentine@adept.com

ADEPT TECHNOLOGY, INC. REPORTS REVISED RESULTS OF OPERATIONS FOR
FOURTH QUARTER AND FISCAL 2005

LIVERMORE, CA, September 26, 2005—Adept Technology, Inc. (OTC: ADEO-OB) today announced revised results of its operations for the fourth quarter and fiscal year ended June 30, 2005. As a result of an adjustment to accrued liabilities that was identified during completion of the annual audit process, the Company has increased net income for the year ended June 30, 2005 from $1.0 million, as previously reported, to $1.3 million. Basic EPS has increased from $0.17 to $0.21 for the year.

Also, upon receipt of final tax input for 2005 from our tax advisors, we have reduced the long term deferred tax assets and liabilities from the balance sheet at June 30. For financial reporting purposes, our deferred tax assets have been to a significant extent offset by a “valuation allowance” due to uncertainties about our ability to generate sufficient future taxable income to utilize them. This is consistent with our past practice in recent years.

Comparisons with results for the same period of the prior year are as follows:

Time Period	Revenue from Continuing Operations	Gross Margin	Income (loss) from Continuing Operations Before Income Taxes	Net Income (Loss)	Basic EPS
Q4-05	$ 14,377	$ 6,407	$ 874	$ 903	$ 0.15
Q4-04	$ 14,465	$ 6,099	$ 557	$ 569	$ 0.10
Incr/(Decr)	(0.6)%	5.1%	57%	59%	50%

Fiscal Year 2005	$ 50,480	$ 23,161	$ 1,295	$ 1,295	$ 0.21
Fiscal 2004	$ 49,084	$ 19,596	$ (1,664)	$ (7,325)	$ (1.35)
Incr/(Decr)	2.8%	18.2%	NM	NM	NM

The condensed consolidated statement of operations and balance sheet as adjusted are shown below. As a result of our improved operating results in 2005, we intend to apply for quotation of our common stock on the Nasdaq National Market System.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004 and quarterly report on Form 10-Q for the quarters ended October 2, 2004 and January 1, 2005, and April 2, 2005 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

ADEPT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Year ended
	June 30, 2005		June 30, 2005
	Revised	Prior	Revised	Prior
		(unaudited)		(unaudited)

Net revenues	$14,377	$14,377	$50,480	$50,480
Cost of revenues	7,970	7,970	27,319	27,319
Gross margin	6,407	6,407	23,161	23,161
Operating expenses:
Research, development and engineering	1,859	1,859	6,868	6,868
Selling, general and administrative	3,803	4,075	15,257	15,527
Restructuring expenses (reversals)	-	-	(33)	(33)
Amortization of other intangibles	49	49	195	195
Total operating expenses	5,711	5,983	22,287	22,557

Operating income	696	424	874	604

Interest income (expense), net	(32)	(30)	(163)	(163)
Other income	314	314	314	314
Currency exchange gain (loss)	(104)	(104)	270	270

Income before income taxes	874	604	1,295	1,025
Provision for (benefit from) income taxes	(29)	(29)	-	-

Net income	$903	$633	$1,295	$1,025

Basic net income per share	$0.15	$0.10	$0.21	$0.17

Diluted net income per share	$0.12	$0.09	$0.19	$0.15

Basic number of shares used in
computing per share amounts:	6,136	6,136	6,063	6,063

Diluted number of shares used in
computing per share amounts:	7,939	7,939	7,873	7,873

ADEPT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	June 30,	June 30,
	2005	2005
	Revised	Prior
ASSETS		(Unaudited)

Current assets:
Cash and cash equivalents	$5,334	$5,334
Accounts receivable, less allowance for doubtful accounts of
$633 at June 30, 2005	11,184	11,184
Inventories	10,201	10,201
Prepaid expenses and other current assets	642	581

Total current assets	27,361	27,300

Property and equipment at cost	10,112	10,112
Less accumulated depreciation and amortization	8,869	8,869
Net property and equipment	1,243	1,243

Goodwill	3,176	3,176
Other intangibles, net	228	228
Other assets	201	1,182

Total assets	$32,209	$33,129

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,000	$3,000
Accounts payable	6,916	6,916
Accrued warranty	2,040	2,040
Other accrued liabilities	2,310	2,160

Total current liabilities	14,266	14,116

Commitments and contingencies

Long term liabilities:
Subordinated convertible note	-	-
Other long term liabilities	242	1,582

Redeemable convertible preferred stock	-	-

Total shareholders' equity	17,701	17,431

Total liabilities and shareholders' equity	$32,209	$33,129